Exhibit 4.1

NON-NEGOTIABLE

NUMBER
XX

LEIIO WELLNESS LTD.

SHARES
XX

the "Corporation"
Incorporated under the *Business Corporations Act* (Alberta)

THIS CERTIFIES THAT ***SPECIMEN*** *is the registered holder of*

XXXX COMMON SHARES

without nominal or par value in the capital of the Corporation. There are rights, privileges, restrictions and conditions attached to these shares which may include a shareholders' agreement. The full text of the rights, privileges, restrictions and conditions attached to each class of shares of the Corporation are obtainable on demand, and without fee, from the registered address of the Corporation.

IN WITNESS WHEREOF *the said Corporation has caused this Certificate to be signed by its duly authorized officer(s) this ____ day of ______________, _____.*

____
Officer or Director

____
Officer or Director